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May 4, 2001

Cornell Companies, Inc.
1700 West Loop 610 South
Houston, TX  77027

Re:  Form 10-Q Report for the quarter ended March 31, 2001


Gentlemen/Ladies:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of January 1, 2001, the Company changed from the expense as incurred method of accounting for certain supplies to the defer and amortize to expense method. The cost of certain supplies will be capitalized and amortized over 18 months, a period of time that management believes represents the useful life of those supplies. According to the management of the Company, this change was made to better match the cost of the supplies with the period these same supplies benefit the Company.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period subsequent to December 31, 2000. Further, we have not examined and do not express an opinion with respect to your financial statements for the three months ended March 31, 2001.


Very truly yours,
/s/ Arthur Andersen LLP
Arthur Andersen LLP